Exhibit 99.1

INSPIRED COMPLETES ACQUISITION OF NOVOMATIC UK’S GAMING TECHNOLOGY GROUP

Combination Diversifies and Broadens Scale and Scope of

Inspired’s Footprint and Product Offering

New York, October 1, 2019 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) announced today that it has completed the acquisition of the Gaming Technology Group (“NTG”) of Novomatic UK Ltd. (“Novomatic UK”), a division of NOVOMATIC GROUP, a leading international supplier of gaming equipment and solutions.

This acquisition combines Inspired’s position and expertise in server based gaming, virtual sports and interactive with NTG’s diversified gaming products and popular content, across a complementary customer base. Inspired is a leading supplier of Category B2/B3 gaming terminals, and NTG is a leading supplier of Category B3, C and D gaming terminals to pubs, arcades, motorway service areas and holiday resorts in the UK. Inspired will now supply (i) gaming systems with associated terminals and content for more than 58,000 gaming machines located in betting shops, pubs, gaming halls and other route operations, (ii) virtual sports products through more than 44,000 retail channels, (iii) digital games for 100+ websites and (iv) a variety of amusement entertainment solutions with a total installed base of more than 19,000 devices. Inspired continues to be well positioned to supply an extensive range of products and services across the UK, Europe and beyond.

Inspired plans to draw on each organization’s core strengths to broaden offerings, bring differentiated gaming products to new sectors and geographies, accelerate key growth initiatives and offer enhanced capabilities, systems, field service and content. The addition of NTG is expected to help diversify Inspired’s UK business and enable Inspired to expand into contiguous customer segments with very little overlap of existing customers. Inspired’s position and expertise in server based gaming is expected to accelerate NTG’s development initiatives to transition the pub gaming sector from analog to digital gaming machines, systems and content. Together, Inspired and NTG are well positioned to capitalize on further converting NTG’s game library for online deployment.

“This acquisition is transformational for Inspired as it unites two highly complementary businesses to create a company that we expect to be a leader in the gaming industry with innovative content, state-of-the-art technology and an expansive footprint,” said Lorne Weil, Executive Chairman of Inspired. “We see significant opportunities across the combined companies to accelerate our growth, expand our reach and set new standards for innovation and service in the industry.”

Mr. Weil continued, “The larger scale of the combined organization will offer a one-stop service for gaming, virtual sports, interactive and leisure products – and a complete gaming solution that operators can use to reach players wherever they are, whenever they want to play and in any channel they choose. We expect to be able to deliver meaningful value to our shareholders as the acquisition is integrated.”

To acquire NTG, Inspired paid approximately €104.6 million in cash.  In connection with the acquisition, Inspired entered into a new term loan facility for £140 million and €90 million and a £20 million revolving credit facility. The term loan facility was used, in part, to finance the acquisition, to pay off existing indebtedness and to pay fees and expenses related to the acquisition and related financing. The refinancing of the current debt is expected to result in a reduction in cost of debt capital.

Inspired expects to achieve US$12.3 million to US$13.3 million of annual cost synergies (across cost of sales and selling, general and administrative costs and excluding one off implementation costs), within six months of the closing date based upon the 1.269 USD/GBP spot exchange rate at the time of signing of the transaction, through shared costs and increased scale. Inspired expects to be able to make efficient use of shared manufacturing, engineering, software development, field maintenance and customer service to drive growth and cost savings. Inspired further expects to reduce capital deployed in the pub gaming sector.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for more than 58,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 44,000 retail channels; digital games for 100+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 19,000 devices.  Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding Inspired’s plans with respect to the combined operations of Inspired and NTG, the expected effects of the acquisition of NTG, anticipated effects of the refinancing of existing indebtedness and projected synergies. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, without limitation: unanticipated difficulties or expenditures relating to the transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the proposed transaction within the expected time period (if at all); disruptions of Inspired’s and the NTG’s current plans, operations and relationships with customers and suppliers caused by the transaction; potential difficulties in Inspired’s and NTG’s ability to retain employees as a result of the transaction; unforeseen challenges with respect to post-closing integration; and the other factors described in the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended September 30, 2018 and Inspired’s quarterly report on Form 10-Q for the quarter ended June 30, 2019, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov and on Inspired’s site at www.inseinc.com.

Contact:

Aimee Remey

Aimee.remey@inseinc.com

+1 646 565-6938